Exhibit 16.1

August 16, 2019

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Ladies and Gentlemen:

I have read Item 4.01 of Form 8-K dated August 16, 2019 of IEH Corporation and are in agreement with the statements contained in subsection (a) on page 2 thereof. I have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Manuel Reina CPA

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